EXHIBIT 10.18

HealthStream, Inc.

Board of Directors

Compensation Committee

2021 Executive and Corporate Management Cash Incentive Bonus Plan

Overview:

Pursuant to the HealthStream, Inc. 2016 Omnibus Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of HealthStream, Inc. (the “Company”) hereby establishes this 2021 Executive and Corporate Management Cash Incentive Bonus Plan (the “Plan”).  The Plan is the cash-based, short-term incentive portion of HealthStream's incentive compensation structure for certain executive officers, as well as the vice presidents, associate vice presidents, and directors who are assigned to a corporate function, as opposed to a business unit specific function (such individuals referred to collectively as “Management”).  The purpose of the Plan is to specify appropriate opportunities to earn a cash bonus with respect to the Company’s 2021 fiscal year in order to reward Management for the Company’s financial performance during fiscal year 2021 and to further align their interests with those of the shareholders of the Company.

Definitions:

•	Actual Adjusted EBITDA before bonuses – The Company’s Adjusted EBITDA achieved in fiscal 2021, excluding bonuses.

•	Annual Bonus – The annual bonus paid to Management after the Committee determines the applicable financial measure has been achieved.

•	Incremental Adjusted EBITDA - Actual Adjusted EBITDA before bonuses less Target Adjusted EBITDA.

•

Adjusted EBITDA – The Company’s Adjusted EBITDA for the 2021 fiscal year calculated as set forth in the “Reconciliation of Non-GAAP Financial Measures” in the Company’s annual filing under Form 10-K and as updated under subsequent quarterly filings under Form 10-Q or the Company’s quarterly earnings releases filed under Forms 8-K; provided the following are excluded from the calculation of Adjusted EBITDA: (i) acquisition and divestiture expenses incurred within the calendar year to the extent such expenses are in excess of the amount originally allocated to such purpose in the Company’s 2021 budget; and (ii) EBITDA (profit/loss) from acquisitions and divestitures consummated during the calendar year (collectively, the “Excluded Expenses”).  The Committee has the negative discretion to include the Excluded Expenses in the calculation of Adjusted EBITDA.

•	Target Adjusted EBITDA – Adjusted EBITDA for the 2021 fiscal year in an amount established by the Committee by resolution within the first 90 days of the Company’s 2021 fiscal year.

2021 Financial Measure and Plan Principles:

1.	The financial measure for is Adjusted EBITDA - Adjusted EBITDA will be the financial measure for 2021.

2.	The Annual Bonus is funded by Incremental Adjusted EBITDA - The Annual Bonus will be earned from the amount of Incremental Adjusted EBITDA.

The Plan

Eligibility

Three groups are eligible for participation in the Plan:

•

Executive Team – The maximum Annual Bonus that Executive Team members, other than the Chief Executive Officer of HealthStream and the President & Chief Operating Officer of HealthStream, shall be eligible to receive under the Plan shall be an amount equal to 30% of such member’s base salary; provided the CEO and the President & COO shall be eligible to receive an amount equal to 40% of their base salary.  Unless otherwise excluded below, the Executive Team eligible for participation includes the Chief Executive Officer, President & Chief Operating Officer, and Senior Vice Presidents of the Company.

•	Leadership Team (Vice Presidents and Associate Vice Presidents) – The

      maximum Annual Bonus that Vice Presidents and Associate Vice Presidents of the Business Unit shall be eligible to receive under the Plan shall be an amount equal to 16% of such Vice President or Associate Vice President’s base salary.

•

Senior Directors - The maximum Annual Bonus that Senior Directors of the Business Unit shall be eligible to receive under the Plan shall be an amount equal to 8% of such Senior Director’s base salary.  For purposes of clarity, Directors do not include members of the Board of Directors, but are management-level employees of the Company.

•

Directors - The maximum Annual Bonus that Directors of the Business Unit shall be eligible to receive under the Plan shall be an amount equal to 6% of such Director’s base salary.  For purposes of clarity, Directors do not include members of the Board of Directors, but are management-level employees of the Company.

•	Employment Requirements – Participants in the Plan who were employed with the Company through December 31, 2021 shall be eligible to receive bonus payments, if any, under the Plan regardless of whether such employees are employed on the date such payments are actually made.  Notwithstanding the foregoing, in the case of death or disability, the participant’s pro rata share from January 1, 2021 through the date of participant’s death or disability shall be awarded.

•

Exclusions - Members of the Executive Team with a commission based incentive compensation plan shall not be eligible to participate in the Plan.  Additionally, members of the Executive Team who are eligible to participate in any one of the following shall not be eligible to participate in the Plan:  (i) the 2021 Workforce Development Cash Bonus Incentive Plan, or (ii) the 2021 Provider Solutions Cash Bonus Incentive Plan.

Payout

Payouts under the Plan shall be determined as follows:

1.

Incremental Adjusted EBITDA will be determined by subtracting the Target Adjusted EBITDA from Actual Adjusted EBITDA before bonuses.  The Incremental Adjusted EBITDA will then be multiplied by 30% of base salary for each member of the Executive Team other than the Chief Executive Officer and the President & COO, 40% of base salary for the CEO and the President & COO, 16% of base salary for each member of the Leadership Team, 8% of base salary for each Senior Director, and 6% of base salary for each Director.

2.

Any Annual Bonus payouts made to the Executive Team, Leadership Team, Senior Directors, or Directors pursuant to the Plan shall be payable at such time as bonuses are paid generally to executive officers of the Company.